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NEWS RELEASE                                                      [TENNECO LOGO]

Contacts:     Jane Ostrander
              Media Relations
              847 482-5607
              jostrander@tenneco.com

              Leslie Hunziker
              Investor Relations
              847 482-5042
              lhunziker@tenneco.com


          TENNECO ANNOUNCES RESULTS OF 2006 ANNUAL STOCKHOLDER MEETING

Lake Forest, Illinois, May 9, 2006 - Tenneco Inc. (NYSE: TEN) announced at its annual meeting today that the company's stockholders re-elected Charles W. Cramb, Timothy R. Donovan, M. Kathryn Eickhoff-Smith, Mark P. Frissora, Frank E. Macher, Roger B. Porter, David B. Price, Jr., Dennis G. Severance, Paul T. Stecko, Mitsunobu Takeuchi and Jane L. Warner to the company's board of directors. The directors have been re-elected to serve a term expiring at the 2007 annual meeting of stockholders.

Stockholders also ratified the appointment of Deloitte & Touche LLP as independent public accountants for 2006; and approved the Tenneco Inc. 2006 Long-Term Incentive Plan, which is described in the company's proxy statement dated March 27, 2006.

In a separate meeting of the company's board of directors, the board elected J. Jeffrey Zimmerman to serve as Tenneco's Corporate Secretary, replacing Karl Stewart, who is retiring after 20 years as corporate secretary. Jeff Zimmerman is vice president, law and a member of the company's senior management team.

"I want to thank Karl for his many years of dedicated service to Tenneco Inc. and its Board of Directors," said Mark P. Frissora, chairman, CEO and president, Tenneco. "His deep understanding of corporate governance has been invaluable to our directors and to me, personally. We wish him well in his retirement."

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.